September 26, 1995

              AMERICAN NATIONAL BANKSHARES INC. AND
                   MUTUAL SAVINGS BANK, F.S.B.
                         ANNOUNCE MERGER


     Danville, Virginia--American National Bankshares Inc. ("ANB") and Mutual Savings Bank, F.S.B. ("Mutual") announced today the signing of a definitive merger agreement providing for the merger of Mutual into American National Bank and Trust Company ("American National"), ANB's wholly owned national bank subsidiary.

     ANB has agreed to exchange .705 of a share of its common stock for each share of Mutual common stock and assume all outstanding Mutual stock options. Based on ANB's recent local stock price of $30.50, the transaction will be valued at approximately $26 million and represents an exchange value of approximately $21.50 for each share of Mutual common stock.

     The merger, which will be accounted for as a pooling of interests, is expected to be consummated during the first quarter of 1996, pending ANB and Mutual shareholder approval, regulatory approval, and other customary conditions of closing. The merger is also expected to be a tax-free reorganization for federal income tax purposes.

     Based on information as of June 30, 1995, upon consummation of the merger, ANB will have, on pro forma basis, total assets of approximately $372 million, total deposits of approximately $315 million, and total stockholder's equity of approximately $46 million. As a result, American National will be the sixth largest independent commercial bank in Virginia based on assets and deposits and the third largest based on equity. ANB will have more than 3,200,000 shares of common stock outstanding, held by more than 1,500 shareholders.

     The agreement contemplates that ANB will organize a new mortgage banking subsidiary to be known as Mutual Mortgage Company.
H. Dan Davis, President and Chief Executive Officer of Mutual, will become President and Chief Executive Officer of Mutual Mortgage Company. Mr. Davis will also play a significant role as Executive Vice President of American National Bankshares Inc. and Senior Vice President of American National Bank and Trust Company. In addition, two current members of the Board of Directors of Mutual, including Mr. Davis, will be elected directors of ANB and American National. The other directors of Mutual will become directors of Mutual Mortgage Company.

     ANB's President and Chief Executive Officer, Charles H. Majors, explained that the merger will combine two community-oriented organizations to create an institution with greater resources and ability to serve Southside Virginia, including Danville, Collinsville, Gretna and all of Pittsylvania County. Mr. Majors stated, "We have competed against Mutual and its management team for a long time, and so we have great respect for their ability and service to the community. We look forward to joining forces with Mutual's employees to provide even better services to our markets."

     Mutual's President and Chief Executive Officer, H. Dan Davis stated that, "this is the right merger for both of our companies at the right time. By combining our market strengths and managerial talents we can provide greater returns to our shareholders, products for our customers, and opportunities for our employees.
We look forward to the swift and successful completion of this merger."

     At June 30, l995, ANB had total assets of approximately $251.5 million, total deposits of approximately $211 million, and total stockholders' equity of approximately $32 million. As of such date, American National operated six banking offices in the Danville, Virginia community and employed 119 employees. On August 25, 1995, ANB purchased the Gretna, Virginia branch office of Crestar Bank, adding approximately $37 million in deposits and nine employees.

     At June 30, 1995, Mutual had total assets of approximately $83.7 million, total deposits of approximately $67 million, and total stockholders' equity of approximately $14.6 million. As of such date, Mutual operated four offices in the Danville and Collinsville, Virginia area and employed 29 employees.

     For additional information, please contact Charles H. Majors at ANB (804) 792-5111 or H. Dan Davis at Mutual (804) 791-0200.